Exhibit 99.1

          AARON RENTS, INC. ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION

     ATLANTA, June 5 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT) announced today that the underwriters of its recent public offering of 4,000,000 shares of common stock have exercised their overallotment option to purchase an additional 450,000 shares of common stock from the Company and an additional 150,000 shares of common stock from R. Charles Loudermilk, Sr., the Company's Chief Executive Officer and selling shareholder. The 600,000 shares of common stock purchased pursuant to the overallotment option were purchased at the public offering price of $25.75 per share, less an underwriting discount of $1.2875 per share.

     SunTrust Robinson Humphrey is the sole book-running manager for the offering, and Morgan Keegan & Company, Inc. is co-lead manager. Stifel Nicolaus, Wachovia Securities and BB&T Capital Markets are co-managers. A copy of the final prospectus relating to these securities may be obtained from SunTrust Robinson Humphrey, 3333 Peachtree Road, NE, Atlanta, GA 30326.

     Aaron Rents, Inc., based in Atlanta, currently has more than 1,230 Company-operated and franchised stores in 46 states, Canada and Puerto Rico for the rental and sale of consumer electronics, computers, residential and office furniture, household appliances and accessories. The Company manufactures furniture, bedding and accessories at 12 facilities in five states.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. The offering will be made only by means of a written prospectus.

SOURCE  Aaron Rents, Inc.

     -0-                             06/05/2006
     /CONTACT: Gilbert L. Danielson, Executive Vice President,
Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
     /First Call Analyst: /
     /FCMN Contact: aleksandra.nearing@aaronrents.com /
     /Web site: http://www.aaronrents.com /